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                                                                    Exhibit 11


                        Greater Bay Bancorp Form 10-Q
               Statements Re Computation of Earnings Per Share

                                                                  Three Months Ended March 31,
(Dollars and shares in thousands, except per share amounts)        1998                 1997
----------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
Income available to common shareholders                          $    3,646          $    2,546
Weighted average common shares outstanding                        8,107,046           7,853,488
                                                                 -------------------------------

Basic earnings per share                                         $     0.45          $     0.32
                                                                 ===============================
DILUTED EARNINGS PER SHARE:
Income available to common shareholders                          $    3,646          $    2,546
Weighted average common shares outstanding                        8,107,046           7,853,488
Effect of dilutive securities                                       898,304             545,440
                                                                 -------------------------------
Weighted average common and common equivalent shares
 outstanding                                                      9,005,350           8,398,928
                                                                 -------------------------------

Diluted earnings per share                                       $     0.40          $     0.30
                                                                 ===============================

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